Exhibit 10.12
SEMPRA ENERGY
EXECUTIVE DEFERRED COMPENSATION PLAN
I. Purpose
The purpose of this Plan is to provide the opportunity to defer the receipt of compensation to a select group of executives upon whose judgment, initiative and efforts the continued success of the Sempra Energy Companies is dependent.
II. Definitions
A. "Account" means each separate unfunded booking account established for a Participant under Paragraph A of Article V.
B. "Beneficiary" means the person or persons or entity or entities designated by a Participant to receive the benefits payable to a Beneficiary in accordance with Article IX of the Plan after the Participant's death.
C. "Committee" means the Compensation Committee of the Company's Board of Directors.
D. "Company" means Sempra Energy.
E. "Disability" means any disability for which a Participant is entitled to benefits under the Sempra Energy Benefit Plan, the Southern California Gas Company Disability Benefit Plan, the San Diego Gas & Electric Long Term Disability Plan, the Sempra Energy Supplemental Executive Retirement Plan, or any other long-term disability plan of an Employer, and any continuation of such disability, while a Participant is not covered by such plans, which prevents a Participant from engaging in the principal duties of his employment, as verified to the Committee's satisfaction.
F. "Employer" means the Company and any of its subsidiaries (any corporation of which 50% or more of the issued and outstanding stock having ordinary voting rights is owned directly or indirectly by the Company or any other business entity or association of which 50% or more of the outstanding equity interest is so owned) which adopt this Plan, or as the context requires, a Participant's particular employer.
G. "Fixed Account" means the investment option that provides a fixed rate of return tied to the Moody's Rate.
H. "Incentive Compensation" means the annual incentive award earned by a Participant under the Sempra Energy Executive Incentive Plan, and any other incentive compensation as specified by the Committee.
I. "Investment Return" means the actual earnings or loss under any of the investment options, other than the fixed return option, made available to the Participant.
J. "Moody's Plus Rate" means the Moody's Rate as defined below plus the greater of (1) 10% of the Moody's Rate or (2) one percentage point per annum. Moody's Rate is the Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc. (or any successor thereto). The Moody's Rate for the month of June, as used in this Plan, means the average of the daily Moody's Rates for June.
K. "Participant" means an eligible employee who has elected to defer compensation pursuant to Article III.
L. "Plan" means this Executive Deferred Compensation Plan.
M. "Plan Year" means a payroll calendar year except that the first Plan Year shall be from July 1, 1998 through December 31, 1998.
N. "Salary" means base salary.
O. "Surviving Spouse" means a Participant's spouse married to the Participant on the Participant's date of death and still living on the date benefits are payable to a Surviving Spouse under Paragraph B of Article IX of the Plan.
P. The masculine pronoun whenever used shall include the feminine pronoun, and the singular shall include the plural, as the context requires.
III. Participation
A. Eligibility to Participate
Executive Officers of the Company as designated shall be eligible to participate in this Plan. The Committee may designate additional officers and key employees of the Employer who shall participate in this Plan and the effective date of such participation, subject to agreement by the Board of Directors of the executive's Employer (if not the Company) that such executive participate and that such Employer pay the costs of this Plan for the executive and his Surviving Spouse.
B. Election to Participate
Each eligible employee shall become a Participant in the Plan by electing to defer Salary, dividend equivalents, Incentive Compensation or all in accordance with Article IV of this Plan. Each eligible employee shall remain a Participant in the Plan, whether or not eligible to continue deferring Salary and Incentive Compensation, until all amounts credited to his Account have been distributed or until his death, if earlier.
IV. Deferral
A. Amount of Deferral
An eligible employee may elect to defer 100% or any smaller percentage of his Salary payable during a Plan Year, subject to a $10,000 minimum amount. An eligible employee may elect to defer 100% or any smaller percentage of his Incentive Compensation and dividend equivalents earned during a Plan Year, whether or not he elects to defer Salary payable during the Plan Year, as permitted by the Company. The amount of Salary and Incentive Compensation deferred shall be withheld on the date or dates they otherwise would be payable to the Participant.
B. Election to Defer
An election to defer shall be made before the beginning of the Plan Year during which Salary is to be paid and Incentive Compensation is to be earned. Election shall be in writing, shall be modified only by adjustments permitted under the Plan, shall be made at the time and in the form prescribed by the Company, and shall be effective only upon delivery to the Company. The election shall specify the amount deferred, the deferral period, the payment method and any other matter required to be specified by the Company.
C. Adjustments and Special Deferred Elections
A mid-year election to make deferrals of Salary and or Bonus under the plan shall be permitted within 30 days of the commencement of employment or of any other event resulting in new eligibility.
A Participant may modify his/her deferral election in the event that there is a change in a Participant's marital status or number of Dependents or there is a termination or commencement of employment of the Participant's spouse.
A Participant shall be entitled to change his deferral election in a manner that is consistent with such change in marital, dependent, or employment status, by providing written notice thereof to the Company, in a form acceptable to the Company. Any such change shall be effective on the first day of the calendar month next coincident to the month in which written notice is received by the Company.
V. Accounts
A. Participants' Accounts
For deferrals permitted by the Company and elected by a Participant a separate Account or Accounts shall be established as specified by the Company for each Plan Year. Each Account shall be treated separately for purposes of payment of benefits under the Plan. Salary, Incentive Compensation and dividend equivalents shall be credited to each Account as of the date they otherwise would have been paid to the Participant. The deferral shall be invested in the Fixed Account or as permitted by the Company, to purchase Company stock, or other equity securities. All such purchases must be made through an investment tracking device, a Rabbi Trust, or other similar instrument that causes the deferred amount not to become taxable to the Participant. All such purchases must be made in accordance with applicable Company procedures as they may be amended from time to time. The Company may permit funds in one investment option to be transferred to other investment options.
B. Interest Credited on Deferrals Invested in the Fixed Account
Interest shall be credited to each Account invested in the Fixed Account during each Plan Year at a rate equal to the Moody's Plus Rate for the month of June immediately prior to the Plan Year in which such interest rate is to be credited. The interest rate credited to Participants' Accounts may fluctuate from Plan Year to Plan Year. However, when distribution is to begin as to a Participant's Account, and the Participant has elected installment payments, the rate shall be fixed on the date installment payments are to begin. The fixed rate shall be the average of the Moody's Plus Rates for the June of the five prior calendar years, and that rate thereafter shall be credited to the Participant's Account from which the installment payments are to be made. Interest on each Account balance shall be credited monthly at one-twelfth the appropriate rate, compounded monthly.
C. Investment Return Credited on Deferral in Other Investment Option
The investment return credited to each Account during each Plan Year shall be the actual return earned or lost in the investment option.
VI. Length of Deferral
A. Basic Deferral Period
At the time of electing deferral, a Participant shall select the period of deferral from the deferral periods specified by the Company on its prescribed election form. The period of deferral shall end, and distribution from the Participant's Account shall begin at the earliest of the Participant's death, retirement, or separation of service for any other reason unless the Company offers and the Participant selects some other deferral period.
B. In-Service Distributions
1. Fixed Term Election
A Participant may elect to receive an in-service distribution on such date and upon such other terms as the Company specifies at the time of the Participant's deferral election provided that no fixed term election shall be for a deferral period of less than five years. Each in-service distribution shall equal the amount in the account for the Plan Year for which the in-service distribution is elected. Amounts remaining in the Participant's Account thereafter shall continue to accrue interest or Investment Return as the case may be.
2. Unplanned Early Distribution
Notwithstanding any other provisions of the Plan, by a written request filed with the Committee, a Participant, may elect to receive an immediate lump sum payment equal to the amount or a percentage of the amount deferred, or the actual amount in the Account, reduced by a penalty, which shall be forfeited to the Plan, equal to ten percent (10%) of the deferrals withdrawn in lieu of payments in accordance with the form previously elected by the Participant. The Amount remaining in the Participant's Account shall continue to earn credited interest, or Investment Return. A participant electing such an early in service distribution shall be ineligible to make deferrals for the two succeeding Plan Years.
C. Hardship Withdrawal
If a Participant suffers an extreme financial hardship, the Committee, in its sole and absolute discretion and upon the Participant's written application, will determine whether to permit withdrawal from the Participant's Account or Accounts. Any withdrawal that is permitted shall not exceed the amount of Salary, Incentive Compensation and dividend equivalents deferred by the Participant exclusive of credited interest or the actual amount in the Account, if less. Requests for withdrawals are expected to be unusual, and the Committee will make all determinations regarding extreme financial hardship in a uniform, nondiscriminatory manner.
The term "extreme financial hardship" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(A) of the Internal Revenue Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an extreme financial hardship will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved
(1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under the Plan. Examples of what are not considered to be extreme financial hardships include the need to send a Participant's child to college or the desire to purchase a home.
VII. Method of Distribution
General Distribution Election Definitions
Any amount a Participant elects to receive as an in service distribution shall be paid to the Participant in a single lump sum, or in such other optional form of payment as the Company may offer and the Participant may elect at the time of his deferral election. Distribution of all other amounts credited to each Account of a Participant shall be made, as specified by the Participant at the time of electing deferral of the Salary, Incentive Compensation and dividend equivalents credited to the Account. The distribution election may be modified if, and only if, a written change of distribution election form is received by the Company no less than 12 months prior to the Participant's retirement or termination. As elected by the Participant, distribution shall be in fifteen, ten or five approximately equal annual installments or in lump sum, or in such other payment form as offered by the Company and elected by the Participant at the time of electing deferral, except as otherwise provided in Article VIII and Article IX. In the case of installment payments, all Participant account balances will be transferred to the Fixed Account at the value on the date of the first distribution. Interest at the fixed rate specified in Paragraph B of Article V shall be credited on all amounts remaining in the Participant's Account from which the installment payments are to be made.
Notwithstanding anything in this Plan to the contrary, any payment made to a Participant or to his Beneficiary shall be paid according to the Participant's election after the distribution event that entitles the Participant or Beneficiary to such payment.
VIII. Termination of Employment
A. Accelerated Payment of Benefits
If a Participant's employment with his Employer is terminated for any reason whatsoever all of the Participant's Accounts shall be paid to him in lump sum as soon as practicable thereafter, unless at least one year prior to termination, the Participant made a supplemental election of a termination distribution in either 5, 10, or 15 approximately equal annual installments as provided in Article VII, Paragraph B. A Participant who has transferred to work for the Company or any of its subsidiaries, shall not be considered to have terminated employment with his Employer for purposes of this Article. However, any salary received from a subsidiary of the Company which is not an Employer under the Plan, shall not be deferred, despite any previous deferral election. Incentive Compensation paid by the prior Employer that the Participant elected to defer prior to the transfer will be deferred.
B. Earnings
The interest rate which shall apply to the Participant's Fixed Accounts shall be the Moody's Plus Rate specified in Paragraph B of Article V. The earnings credited to the funds in other investment options shall be done in accordance with Section V(C).
C. Disability
A Participant who is unable to work due to Disability shall not be considered to have terminated employment for purposes of this Plan. Any deferral election made by the Participant shall remain in effect to the extent that the Participant thereafter receives Salary or Incentive Compensation. Disability income received on account of Disability shall not be treated as Salary unless the Committee determines otherwise, taking into consideration the best interests of the Company.
IX. Benefits on Death
Distribution of benefits from each Account of a Participant shall begin as soon as practicable following the Participant's death in accordance with Paragraph A or B below, depending on whether the Participant dies before or after receiving benefits. Each Account of a Participant shall be treated separately.
A. Before Payments Have Begun
If a Participant dies before payment from an Account has begun, other than any in service distributions made under Paragraph B(2) of Article VI, the Participant's Beneficiary will receive payment of the Participant's Account as soon as practicable after the Participant's death, as if the Participant had started to receive payment from the Account one day prior to his death. Payment to the Beneficiary shall be made in the same payment method as elected by the Participant, whether over fifteen, ten or five years, or in lump sum, or as otherwise permitted by the Company and elected by the Participant at the time of his deferral election or by subsequent election as permitted by the Plan.
B. After Payments Have Begun
If a Participant dies after beginning to receive payment from an Account, other than any in service distributions made under Paragraph B(2) of Article VI, the Participant's Beneficiary shall receive the remaining payments to be made from the Account if any.
C. Designation of Beneficiary
A Participant shall, as a condition of the right to make deferrals, designate a Beneficiary to receive the distributions described in Paragraph A or B above, whichever is applicable, following his death. Beneficiary designations shall be on the form prescribed by the Company for this purpose and shall only be effective upon delivery to the Company before the Participant's death. If a Participant designates a Beneficiary other than his spouse, his spouse's written consent to such designation must be obtained on the prescribed Beneficiary designation form. A Participant may change his Beneficiary from time to time by delivering a new designation form to the Company. If there is no designated beneficiary living at the time of a Participant's death, the estate of the deceased Participant shall be the Beneficiary.
After a Participant's death, a designated Beneficiary who is to receive installment payments (not the Participant's estate) may designate a secondary beneficiary to receive any amounts due under this Plan to the Beneficiary in the event of the death of the Participant's designated Beneficiary prior to full payment to the Beneficiary. If there is no designated secondary beneficiary living at the time of death of the Participant's designated Beneficiary and installment payments remain to be paid to the Participant's Beneficiary, the estate of the Participant's designated Beneficiary shall be the beneficiary of any distributions due to the Participant's designated Beneficiary under the Plan.
D. Cash Out of Small Amounts
Following a Participant's death, the Company shall distribute all amounts remaining in the Participant's Account if less than $10,000, but such cash-out shall not affect the timing or the amount of benefits payable under Paragraph B above.
E. Modification of Payment Method
Notwithstanding any other provisions of the Plan, by a written request filed with the Committee, a retired Participant, or Beneficiary of a deceased Participant receiving benefits from the decedents Deferral Account(s), may elect to receive an immediate lump sum payment of the balance of his Deferral Account(s), reduced by a penalty, which shall be forfeited to the Plan, equal to ten percent (10%) of the balance of such Account(s), in lieu of payments in accordance with the form previously elected by the Participant.
X. Administration
This Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee shall have full and final authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and guidelines relating to the Plan, and to make any other determinations it believes necessary or advisable for the administration of the Plan. All decisions and determinations by the Committee shall be final and binding upon all parties. No member of the Committee who is also a Participant in this Plan shall decide or vote on any matter that would affect such Participant in a manner materially different from other Participants.
The Company's Senior Human Resources Officer shall have discretionary authority with respect to administrative matters relating to this Plan, except when exercise of such authority would materially affect the cost of the Plan to the Employer, materially increase benefits to Participants, or affect such Senior Officer in a manner materially different from other Participants.
XI. Amendment or Termination of the Plan
The Committee may, in its sole discretion, suspend, amend or terminate this Plan at any time, in whole or in part. However, such action shall be prospective only and shall not adversely affect the rights of any Participant, Beneficiary or Surviving Spouse to any amounts previously credited to a Participant's Account or Accounts under the Plan. The Committee may increase or decrease the interest rate credited to Participants' Fixed Accounts, including Salary, Incentive Compensation and dividend equivalents previously deferred, but the rate shall not be decreased for periods prior to such action. Any termination of the Plan shall not result in automatic payment of Accounts, and Participants' Accounts shall be paid under the terms of the Plan as in effect prior to termination. However, in the event a final determination is made by a court of competent jurisdiction, or by the relevant tax authorities, and no appeal is taken therefrom, that amounts deferred under this Plan are taxable income to a Participant prior to the time they otherwise would be distributed under the Plan, the Committee may terminate the Plan as to such Participant and immediately pay to him, or on his death to his Beneficiary, all amounts that are so taxable.
XII. Miscellaneous
A. No Employment Right
Nothing contained herein shall confer upon any Participant the right to be retained in employment by his Employer, nor will it interfere with the right of his Employer to discharge or otherwise deal with the Participant without regard to the existence of this Plan.
B. Insurance
As a condition of participation in this Plan, each Participant shall, if requested by the Company, undergo such examination and provide such information as may be required by the Company with respect to any insurance contracts on the Participant's life, and shall authorize the Company to purchase life insurance on his life, payable to the Company.
If an insurance policy is invalidated because a Participant commits suicide during the two-year period beginning on the first day of the first Plan Year of such Participant's participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant, his Beneficiary or his Surviving Spouse, other than payment of the amount of deferrals of Salary, Incentive Compensation and dividend equivalents then credited to the Participant's Accounts, without any interest, including interest theretofore credited under this Plan.
C. Source of Payment
This Plan is unfunded, and distributions shall be made solely on a current disbursement basis. Each Participant, his Beneficiary and his Surviving Spouse shall be no more than unsecured general creditors of the Company, and nothing contained in this Plan shall be deemed to create a trust of any kind, for the benefit of any Participant, Beneficiary or Surviving Spouse, or create any fiduciary relationship between the Company and any Participant, Beneficiary, or Surviving Spouse with respect to any assets of the Company, including, but not limited to, any insurance policies which the Company may purchase on the life of the Participant.
The Company, however, retains the right to establish reserves for the obligations hereunder including, but not limited to corporate owned life insurance, and assets held in a "Rabbi Trust." Provided that in the event that the Chief Executive Officer determines that a change in control as defined in the Sempra Energy Long Term Incentive Plan, is imminent then assets shall be placed in the Deferred Compensation Trust which when combined with any assets then in the trust shall equal the full accrued liability under this Plan as determined by Towers and Perrin, or a successor actuarial firm.
D. Withholding
Each Participant, Beneficiary and Surviving Spouse to whom distribution is made shall make appropriate arrangements for the satisfaction of any federal, state, or local income tax withholding requirements, any social security or other employment tax requirements applicable to the payment of benefits under this Plan, and any payments the Participant agreed to make to the Company or to his Employer. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.
E. Nonassignment
To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.
F. Governing Law
This Plan is established under and will be construed according to the laws of the State of California to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended.
G. Effective Date
This Plan is effective June 1, 1998.